Exhibit 21.1

SUBSIDIARIES OF FORESCOUT TECHNOLOGIES, INC.

Forescout Technologies KK (Japan)
Forescout Technologies GmBH (Germany)
Forescout Technologies UK Ltd (UK)
Forescout Technologies UK Ltd –NRE (Spain)
Forescout Technologia Promocao de Vendas Ltda. (Brazil)
Forescout Technologies (India) Pvt Ltd (India)
Forescout Technologies FZ-LLC (UAE)
Forescout Technologies Pty Ltd (Australia)
Fore-scout Technologies, S. de R.L. de C.V. (Mexico)
Forescout Technologies UK Limited –External Co. Branch (Republic of So. Africa)
Forescout Technologies Sweden filial –Branch (Sweden)
Forescout Technologies UK Ltd –Rep Office (Italy)
Forescout Technologies UK Ltd –Rep Office (Philippines)
Forescout Government Solutions, LLC (USA)
Forescout Technologies Israel Ltd. (Israel)
Forescout Technologies Canada Inc. (Canada)
Forescout Technologies Pte. Ltd. (Singapore)
Forescout Technologies Hong Kong Limited (Hong Kong)
Forescout Software Technology (Shanghai) Co. Ltd. (Shanghai)
Forescout Technologies B.V. (Netherlands) (formerly SecurityMatters B.V.)
Forescout Technologies France (France)
Forescout Technologies B.V. Sucursal en Espana (Spain)